July 23, 2003

To All HLM Design Employees

In June we began the process for HLM Design, Inc. to withdraw from trading on a public exchange (the AMEX) and to deregister with the Securities Exchange Commission (SEC) so that we could avoid some of the regulatory burdens and expenses arising as a result of recent changes to securities laws. As you know, we filed an application with the SEC to delist from the AMEX in June. The SEC granted our application on July 22 and we subsequently applied with the SEC to deregister the Company. This memo is being written to explain to you a little about the delisting and deregistration process and why we think this is the time to do it.

First, an explanation of terms. “Delisting” means the Company’s stock will no longer be traded on the American Stock Exchange (or any other public exchange such as the NASDAQ or NYSE). “Deregister” means that the Company will no longer file reports with the SEC. In connection with the Company’s decision to delist and deregister, we hope to improve the Company’s liquidity by reallocating the money that would have been used in connection with public company obligations (investor relations, compliance requirements, etc.) for use in meeting other financial obligations.

Delisting and deregistration are achieved through filings with the American Stock Exchange and the Securities and Exchange Commission.

The regulatory environment has changed significantly for public companies over the last five years, and particularly over the last year. These changes have greatly increased the cost of doing business as a public company. Our Board of Directors has decided that the costs outweigh the benefits. We understand that a number of other smaller companies have made similar decisions over the last six months or may be considering doing so.

Management and the Board of Directors believe that delisting and deregistering will increase stock value. A publicly-traded company is typically valued at the trading price of its stock. Since the Company will no longer be traded on an exchange, a prospective purchaser of the stock would rely upon different valuation methods. These methods involve analyzing the Company’s historical and current financial performance to predict future financial results and likely returns on investment. In making the decision to delist and deregister, the Board of Directors anticipated that the Company’s valuation under such alternate methods might be more favorable than an analysis based upon the current trading price.

We currently are not engaged in any discussions concerning the sale of the company. Shareholders who do not sell their shares will remain shareholders in the Company. The only difference is that the shares are no longer bought or sold on a public exchange. Purchases and sales, if any, would be in private transaction.

The decision to delist and deregister should not affect our image in the industry. We do not anticipate changing the structure of the firm in connection with the delisting/deregistration decision. The managed firm structure stays the same. We do not anticipate changing day-to-day operations due to the delisting/deregistration decision.

Following the deregistration filing, the Company will no longer make quarterly filings with the SEC.

We addressed the question of whether terminating our status as a public reporting company would be an issue to clients in the reverse when we took HLM Design public five years ago. We found that it was really a non-issue for our clients. Our practice will continue as it is and our goal remains to provide the very best service to our clients.